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                                                                       EXHIBIT 2



                 AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT



                  THIS AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT ("Amendment"), is made as of the 9th day of April, 1999, by and between CORAM HEALTHCARE CORPORATION, a Delaware corporation (the "Company"), and BANKBOSTON, N.A., a national banking association, as Rights Agent (the "Rights Agent"), which term shall include any successor Rights Agent hereunder. All initially capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement (as such term is defined below).

                                    RECITALS

                  A. The Company and the Rights Agent entered into that certain Stockholder Rights Agreement dated as of June 25, 1997 (the "Rights Agreement").

                  B. At a meeting of the Board of Directors of the Company (the "Company Board") held on April 7, 1999, the Company Board approved an amendment to certain provisions of the Agreement as set forth herein.

                  NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

                  1. Definition of Bridgenote Investors. Section 1.1(e) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                     (e) "Subordinated Debtholders" shall mean Goldman Sachs Credit Partners L.P., Cerberus Partners, L.P. and Foothill Capital Corporation (together with such person's Affiliates and Associates).

                  2. Definition of Exempted Person. Section 1.1(i) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

         "Exempted Person" shall mean any Institutional Investor, any Minority Investor and any Subordinated Debtholder. Notwithstanding the foregoing,



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                           (1) if any Institutional Investor or Minority
                  Investor acquires Beneficial Ownership of the outstanding Common Stock in excess of that percentage expressly approved in writing by the Board of Directors (y) by reason of share purchases of the Company reducing the number of shares of Common Stock outstanding (provided such Exempted Person does not acquire additional shares of Common Stock) or (z) inadvertently, if such Exempted Person notifies the Board of Directors of such inadvertent purchase within five (5) business days and within two (2) business days after such notice divests itself of enough shares of Common Stock so as to no longer have the Beneficial Ownership of the outstanding Common Stock in excess of the specified percentage, such Institutional Investor or Minority Investor will not cease to be an Exempted Person.

                           (2)(x) in the event that any Subordinated Debtholder
                  acquires Beneficial Ownership of shares of Common Stock other than (A) as a holder or other beneficial owner of or upon the conversion of the Company's Series B Senior Subordinated Convertible Notes, (B) as a holder of or upon exercise of warrants to purchase Common Stock issued pursuant to that certain Credit Agreement, dated as of August 20, 1998 among the Company, Coram, Inc. and the Subordinated Debtholders; (C) as a holder of or upon exercise of warrants to purchase Common Stock issued pursuant to the Credit Agreement, dated as of April 6, 1995 among the Company, Coram, Inc., the lenders named therein and Chemical Bank as Administrative Agent, Collateral Agent and Fronting Bank, as amended, (D) shares of Common Stock representing up to 1% of the amount outstanding from time to time held by such Subordinated Debtholder or its Affiliates or Associates in accounts for the benefit of clients of such entity or (E) shares representing up to 1% of the amount outstanding from time to time held by such Subordinated Debtholder or its Affiliates or Associates for proprietary accounts, then such Subordinated Debtholder shall cease to be an "Exempted Person" for all purposes hereunder effective immediately prior to the time of such acquisition unless such acquisition shall have been inadvertent and such Exempted Person notifies the Board of Directors of such inadvertent purchase within five (5) business days after obtaining knowledge thereof and within two (2) business days after such notice divests itself of the Beneficial Ownership so acquired; and (y) the designation of the Subordinated Debtholders set forth herein shall apply only to the Persons expressly named herein as Subordinated Debtholders and their respective Affiliates and Associates and shall not extend to provide the designation of "Exempted Person" or any rights or privileges deriving therefrom to any other party, including without limitation any assignee or transferee of any Subordinated Debtholder.

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                  3. Except as expressly amended and modified under this
Amendment, the terms and provisions of the Rights Agreement are hereby ratified and affirmed in their entirety.

                  4. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  5. This Amendment may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

                  6. This Amendment constitutes the entire agreement of the parties with respect to the amendment of the Rights Agreement and all prior or contemporaneous agreements or understandings, verbal or written, with respect thereto are hereby superseded by this Amendment.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above set forth.

                                    CORAM HEALTHCARE CORPORATION



                                    By: /s/ DONALD J. AMARAL
                                       -----------------------------------------
                                            Donald J. Amaral
                                            Chairman and Chief Executive Officer

                                    BANKBOSTON, N.A.



                                    By: /s/ TYLER HAYNES
                                       -----------------------------------------

                                       Name: Tyler Haynes
                                            ------------------------------------
                                       Title: Director, Client Services
                                             -----------------------------------

                                    Signature page of the Amendment No. 1 to Stockholder Rights Agreement, dated as of April 9, 1999, between CORAM HEALTHCARE CORPORATION and BANKBOSTON, N.A., as Rights Agent


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